Filed Pursuant to Rule 433

Registration No. 333-194059

FINAL TERM SHEET

Philip Morris International Inc.

Dated November 3, 2014

1.250% Notes due 2017

3.250% Notes due 2024

4.250% Notes due 2044

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.250% Notes due 2017 (the “2017 Notes”) 3.250% Notes due 2024 (the “2024 Notes”) 4.250% Notes due 2044 (the “2044 Notes”)

Aggregate Principal Amount:	2017 Notes: $500,000,000 2024 Notes: $750,000,000 2044 Notes: $750,000,000

Maturity Date:	2017 Notes: November 9, 2017 2024 Notes: November 10, 2024 2044 Notes: November 10, 2044

Coupon:	2017 Notes: 1.250% 2024 Notes: 3.250% 2044 Notes: 4.250%

Interest Payment Dates:

2017 Notes: Semi-annually on each May 9 and November 9, commencing May 9, 2015

2024 Notes: Semi-annually on each May 10 and November 10, commencing May 10, 2015

2044 Notes: Semi-annually on each May 10 and November 10, commencing May 10, 2015

Price to Public:	2017 Notes: 99.722% of principal amount 2024 Notes: 98.771% of principal amount 2044 Notes: 97.271% of principal amount

Underwriting Discount:	2017 Notes: 0.200% 2024 Notes: 0.450% 2044 Notes: 0.750%

Net Proceeds:	2017 Notes: $497,610,000 (before expenses) 2024 Notes: $737,407,500 (before expenses) 2044 Notes: $723,907,500 (before expenses)

Benchmark Treasury:	2017 Notes: 0.875% due October 15, 2017 2024 Notes: 2.375% due August 15, 2024 2044 Notes: 3.375% due May 15, 2044

Benchmark Treasury Price/Yield:	2017 Notes: 99-25+ / 0.945% 2024 Notes: 100-08 / 2.346% 2044 Notes: 105-31+ / 3.065%

Spread to Benchmark Treasury:	2017 Notes: + 40 basis points 2024 Notes: + 105 basis points 2044 Notes: + 135 basis points

Yield to Maturity:	2017 Notes: 1.345% 2024 Notes: 3.396% 2044 Notes: 4.415%

Settlement Date (T+5):	November 10, 2014

CUSIP/ISIN:	2017 Notes:	CUSIP Number: 718172 BN8
ISIN Number: US718172BN84
	2024 Notes:	CUSIP Number: 718172 BM0
ISIN Number: US718172BM02
	2044 Notes:	CUSIP Number: 718172 BL2
ISIN Number: US718172BL29

Listing:	Application will be made to list the 2017 Notes, the 2024 Notes and the 2044 Notes on the New York Stock Exchange.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Joint Co-Managers:	Banca IMI S.p.A.[1] BBVA Securities Inc. ING Financial Markets LLC Santander Investment Securities Inc. UBS Securities LLC

[1]	The following paragraph is hereby added to replace paragraph twelve under the caption “Underwriting” in the prospectus supplement: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

Allocations:	2017 Notes	2024 Notes	2044 Notes
Citigroup Global Markets Inc.	$100,000,000	$150,000,000	$150,000,000
Deutsche Bank Securities Inc.	100,000,000	150,000,000	150,000,000
HSBC Securities (USA) Inc.	100,000,000	150,000,000	150,000,000
J.P. Morgan Securities LLC	100,000,000	150,000,000	150,000,000
Banca IMI S.p.A.	20,000,000	30,000,000	30,000,000
BBVA Securities Inc.	20,000,000	30,000,000	30,000,000
ING Financial Markets LLC	20,000,000	30,000,000	30,000,000
Santander Investment Securities Inc.	20,000,000	30,000,000	30,000,000
UBS Securities LLC	20,000,000	30,000,000	30,000,000

Total	$500,000,000	$750,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or J.P. Morgan Securities LLC toll free at 1-866-640-0686.